Exhibit 99.2

Galectin Therapeutics Announces the Appointment of Kevin

Freeman and John Mauldin to the Board of Directors

Newton, MA – June 2, 2011 – Galectin Therapeutics Inc. (OTC: PRWP) Galectin Therapeutics today announced the appointment of two new members to the Board of Directors: Kevin D. Freeman, CFA, and John Mauldin. The two new Directors will provide significant business acumen to Galectin Therapeutics. With the additions, Galectin Therapeutics’ Board of Directors is comprised of 11 members.

“We welcome the substantial financial expertise that Kevin Freeman and John Mauldin bring to Galectin Therapeutics’ Board of Directors,” commented James C. Czirr, Chairman of the Board. “Kevin and John have extensive experience in financial consulting and market research. These skill sets are valuable to the Company as we emerge as leaders in galectin science.”

Kevin D. Freeman, CFA, brings 20 years of financial expertise. He is currently President of Cross Consulting Services, LLC and Chief Investment Officer of Capitalist Publishing Co., Inc. Over the past 20 years, Mr. Freeman has served as portfolio manager, entrepreneur, management executive and consultant. From 2000-2004, Mr. Freeman was chairman of Separate Account Solutions, Inc., a wealth management solutions company which he also co-founded. From 1991-2000, Mr. Freeman worked for Franklin Templeton Investment Services, Inc., where he served as Managing Director, Associate Portfolio Manager, Portfolio Consultant, Director of Portfolio Consulting and co-developer of the Portfolio Operations Group. Mr. Freeman holds a B.S. in Business Administration from University of Tulsa, Tulsa, Oklahoma.

John Mauldin is a renowned financial expert and New York Times best-selling author. Mr. Mauldin is currently the President of Millenium Wave Advisors. Prior to that position, he was Chief Executive Officer of the American Bureau of Economic Research. Mr. Mauldin is a regular contributor to publications including The Financial Times and The Daily Reckoning, as well as a frequent guest on CNBC, Yahoo Tech Ticker, and Bloomberg TV. He is author of Thoughts from the Frontline, a free weekly e-newsletter, and several books, including: Bull’s Eye Investing: Targeting Real Returns in a Smoke and Mirrors Market, Just One Thing: Twelve of the World’s Best Investors Reveal the One Strategy You Can’t Overlook, and Endgame: The End of the Debt Supercycle and How it Changes Everything. He also edits Outside the Box, a free weekly e-letter. Mr. Mauldin holds a B.A. from Rice University and a Master of Divinity degree from Southwestern Baptist Theological Seminary.

Galectin Therapeutics Portfolio Overview

Galectin Therapeutics is focusing its galectin inhibitor development efforts in two key disease areas: fibrosis and cancer.

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Liver Fibrosis: The Company is developing galectin inhibitors to treat liver fibrosis and the later stage of cirrhosis. Galectin Therapeutics candidates have demonstrated the ability to arrest and reverse liver fibrosis in pre-clinical studies.

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60,000 deaths from cirrhosis occurred last year in the United States of which only 8,000 of the approximately 450,000 U. S. cirrhosis patients received life saving liver transplants. Liver fibrosis is a disease with no current treatment options except liver transplantation.

Galectin Therapeutics’ efforts in cancer encompass two distinct programs, cancer immunotherapy and chemotherapy.

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Cancer Immunotherapy: Recent experiments by The Ludwig Institute of Cancer Research in Brussels, Belgium indicated that GM-CT-01 reactivates T-cell-dependent tumor cell killing that had been turned off by galectins secreted by cancer cells. The Ludwig Institute is planning a Phase 1/2 trial of GM-CT-01 for patients with advanced metastatic melanoma. Patients will receive a tumor-specific peptide vaccination combined with multiple systemic and intra-tumor doses of GM-CT-01 following the second month and subsequent month’s vaccine administration.

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Cancer Chemotherapy: The Company is currently awaiting review of its application for marketing approval in Colombia for the use of GM-CT-01 (formerly known as DAVANAT®) in combination with 5-FU for metastatic colorectal cancer. GM-CT-01 will be commercialized by Galectin Therapeutics’ partner in Colombia, Pro-Caps, pending regulatory approval in Colombia.

About Galectin Therapeutics

Galectin Therapeutics (OTC: PRWP) is developing promising carbohydrate-based therapies for fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others:

incurrence of operating losses since our inception, uncertainty as to adequate financing of our operations, extensive and costly regulatory oversight that could restrict or prevent product commercialization, inability to achieve commercial product acceptance, inability to protect our intellectual property, dependence on strategic partnerships, product competition, and others stated in risk factors contained in our SEC filings. We cannot assure that we have identified all risks or that others may emerge which we do not anticipate. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact: Anthony D. Squeglia, Chief Financial Officer, 617.559.0033,

squeglia@galectintherapeutics.com